EXHIBIT 5.1

OPINION OF MORRISON & FOERSTER LLP

[Morrison & Foerster LLP letterhead]

February 4, 2002

IMPCO Technologies, Inc.
16804 Gridley Place
Cerritos, California 90703

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-3 of IMPCO Technologies, Inc., a Delaware corporation (the “Company”), to be filed on or about February 4, 2002 with the Securities and Exchange Commission (the “Registration Statement”), relating to the registration under the Securities Act of 1933, as amended, of (i) 2,000,000 shares (the “Shares”) of the Company’s common stock, $.001 par value per share (the “Common Stock”), and (ii) 300,000 shares of Common Stock (the “Warrant Shares”) issuable upon exercise of warrants to purchase Common Stock (the “Warrants”). The Shares and the Warrant Shares may be sold to the public by the selling stockholders named in the Registration Statement.

As counsel to the Company, we have examined the proceedings taken by the Company in connection with the issuance by the Company of the Shares and the Warrants.

We are of the opinion that (i) the Shares have been duly authorized and have been legally issued, are fully paid and are nonassessable, and (ii) the Warrant Shares have been duly authorized and, when issued in connection with the terms of the Warrants for the consideration set forth therein, will be legally issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement, the prospectus constituting a part thereof and any supplements and amendments thereto.

Ve	ry truly yours,

/s/	MORRISON & FOERSTER LLP